Exhibit 10.1

EMPLOYMENT AGREEMENT FOR FRED J. KLEISNER
AMENDMENT NO. 3

This Amendment No. 3 to the Employment Agreement for Fred J. Kleisner (this “Amendment No. 3”) is made, effective as of March 31, 2010, by and between Morgans Hotel Group Co., with a principal place of business at 475 Tenth Avenue, New York, NY 10018 (the “Company” or “Employer”) and Fred J. Kleisner (“Employee”).

WHEREAS, Employee and the Company previously entered into an Employment Agreement, effective as of December 10, 2007, as amended by Amendment No. 1 to the Employment Agreement, effective as of December 31, 2008 and as further amended by Amendment No. 2 to the Employment Agreement, effective as of April 21, 2009 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to modify certain of the terms applicable to the remainder of Employee’s employment;

NOW, THEREFORE, the Parties agree as follows:

1. All capitalized terms used in the Amendment No. 3 and not otherwise defined shall have the meaning assigned to them in the Agreement.

2. The Agreement is hereby amended by deleting Section 1(c) and replacing it with the following:

c. During the term of this Agreement, Employee shall report to the Board, and he shall serve as a member of the Board, for so long as he is so elected by the shareholders, except as provided in Section 3(d) of this Agreement.

3. The Agreement is further amended by deleting Section 2(d) and replacing it with the following:

d. Annual Bonus and Annual Grant. Employee shall be awarded a cash bonus of $374,400 and an equity bonus of 106,508 LTIP units, which cash and equity awards are attributable to calendar year 2009. In the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), Employee may be awarded a bonus for his work as CEO during calendar year 2010, in an amount, if any, and of a type determined by the Compensation Committee in its sole discretion, which award, if any, will be pro-rated based on the amount of time Employee acted as the Company’s CEO during 2010.

4. The Agreement is further amended by deleting the phrase “and paragraph 3.g. of this Agreement” in the penultimate sentence of Section 2(h) (Equity Agreements).

5. The Agreement is further amended by deleting Section 3 in its entirety and replacing it with the following:

3. Term and Termination.

a. Term. This Agreement shall commence on the Commencement Date and shall terminate on December 31, 2010 (the “Employment Period”), unless earlier terminated by either party by providing the other party with thirty days prior written notice of his/its intent to terminate this Agreement. If Employee remains employed by the Company until December 31, 2010, or if the Company terminates his employment without Cause (as defined below) prior to that date, the Company’s only obligations to Employee upon such termination will be: (i) to pay Employee his Base Salary through December 31, 2010; (ii) if Employee elects to continue his group dental insurance after his termination date by electing COBRA coverage, to pay for such dental insurance coverage through December 31, 2010 on the same basis as the Company paid for such coverage when Employee was employed by the Company; (iii) to reimburse Employee for any reasonable and customary business expenses he incurred through his termination date in accordance with Company policies and procedure; and (iv) to accelerate the vesting of all Equity Awards granted to Employee prior to December 31, 2010.

b. Termination Upon Death or Disability. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, the Employee’s employment shall terminate automatically upon the Employee’s death. If the Board determines in good faith that the Disability of the Employee, as defined below, has occurred during the term of this Agreement, it may give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice to the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his essential duties for the Company on a full-time basis for 180 calendar days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness. Upon termination as the result of Disability or death, Employer shall pay Employee his Base Salary through the last day on which he performed services for Employer prior to his Disability or death, and Employer shall have no further obligations to Employee hereunder.

c. Termination by the Company for Cause. The Company may terminate Employee’s employment at any time during the term of this Agreement for Cause, as defined below, and the Company shall have no obligations to Employee other than to pay Employee’s Base Salary through the date of termination. As used in this Agreement, “Cause” shall mean: (i) Employee’s repeated failure to perform his duties commensurate with his position as determined in the sole discretion of the Board; (ii) Employee’s refusal to follow the lawful policies and directives of the Board; (iii) Employee’s material breach of the provisions of this Agreement; (iv) Employee’s engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; (v) Employee’s breach of any fiduciary duty owed to the Company or (vi) Employee’s knowing violation of any law, rule or regulation that affects his performance of or ability to perform any of his duties or responsibilities with the Company; provided, however, that no termination pursuant to clause (i), (ii) or (iii) shall be effective unless the conduct providing Cause to terminate continues after Employee has been given notice thereof and 30 days in which to cure the same.

d. Board Seat. Notwithstanding anything else contained in this Agreement to the contrary, upon termination of Employee’s employment, the Company’s Board of Directors may request that Employee resign from his position as a Director of the Company, and Employee agrees that he will so resign.

e. Release of Claims. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, prior to the payment by Employer of any continued payment of Base Salary or accelerated vesting of Equity Awards provided for in clause (a) of this Section 3, and as a condition to such payment and/or accelerated vesting, Employee shall sign a customary general release of all potential claims he may have against the Company. The Company shall have no obligation to provide Employee with any of the payments or accelerated vesting set forth in such clause (a) of this paragraph 3 until Employee delivers such release.

6. The provisions of this Amendment No. 3 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 3 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

7. Except as set forth in this Amendment No. 3, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 3 on the date first written above.

MORGANS HOTEL GROUP CO.

By:

/s/ Marc Gordon
Name: Marc Gordon
Title:   President

EMPLOYEE

/s/ Fred J. Kleisner

Fred J. Kleisner

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